As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED MATERIALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1655526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039

(Address of Principal Executive Offices) (Zip Code)

APPLIED MATERIALS, INC. 2005 EXECUTIVE DEFERRED COMPENSATION PLAN

(Full title of the plan)

Joseph J. Sweeney

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (408) 727-5555

Copy to:

John E. Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$10,000,000.00	100%	$10,000,000.00	$307.00

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan described herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of Applied Materials, Inc. (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than the portions of these documents not deemed to be filed). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates all securities offered have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

The securities being registered pursuant to this Registration Statement represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan, as amended (the “Plan”).

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the terms of the Plan from the general assets of the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

The amount of eligible compensation to be deferred by each Plan participant is determined in accordance with the terms of the Plan based on elections by the participant. Compensation deferrals that are credited to a participant’s Plan account are credited at the end of each pay period during a plan year (that is, the calendar year) with deemed interest equal to 1/26th of the “Deferral Interest Rate” for that year. The “Deferral Interest Rate” for a particular plan year is the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes as of the first business day of the December immediately preceding such plan year, plus (b) 1.5%.

The Obligations generally are payable upon the date(s) elected by the participant in accordance with the terms of the Plan, subject to certain exceptions as provided in the Plan, such as death, disability, a separation from service, a change in control event, or in-service withdrawals due to extreme financial hardship. The Obligations generally are payable in the form of a lump sum cash payment or a fixed number of annual cash installment payments (not to exceed ten), at the election of the participant made in accordance with the terms of the Plan.

Participants or their beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A Plan participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Registrant has reserved the right to amend or terminate the Plan at any time and for any reason.

The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Plan participant will be responsible for enforcing his or her own rights with respect to the Obligations.

The foregoing is not a complete description of the Obligations, and is qualified in its entirety by reference to the Plan document.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Registrant’s Certificate of Incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8.	EXHIBITS

4.1	Applied Materials, Inc. 2005 Executive Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.49 to the Registrant’s Current Report on Form 8-K filed July 13, 2007, Commission File No. 000-06920).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 30th day of August, 2007.

APPLIED MATERIALS, INC.
(Registrant)

/s/ Michael R. Splinter
Michael R. Splinter
President,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ Michael R. Splinter	President, Chief Executive Officer	August 30, 2007
Michael R. Splinter

Principal Financial Officer:

/s/ George S. Davis	Senior Vice President, Chief	August 30, 2007
George S. Davis	Financial Officer

Principal Accounting Officer:

/s/ Yvonne Weatherford	Corporate Vice President,	August 30, 2007
Yvonne Weatherford	Corporate Controller

Directors:

*	Chairman of the Board	August 30, 2007
James C. Morgan

*	Director	August 30, 2007
Michael H. Armacost

*	Director	August 30, 2007
Robert H. Brust

*	Director	August 30, 2007
Deborah A. Coleman

	Director	August 30, 2007
Aart J. de Geus

*	Director	August 30, 2007
Philip V. Gerdine

*	Director	August 30, 2007
Thomas J. Iannotti

*	Director	August 30, 2007
Charles Y.S. Liu

*	Director	August 30, 2007
Gerhard H. Parker

*	Director	August 30, 2007
Willem P. Roelandts

*	Director	August 30, 2007
Michael R. Splinter

Representing a majority of the members of the Board of Directors.

*	By	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Attorney-in-Fact**

**	By authority of the Power of Attorney of Directors filed as Exhibit 24.1 to this Registration Statement.

EXHIBIT INDEX

4.1	Applied Materials, Inc. 2005 Executive Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.49 to the Registrant’s Current Report on Form 8-K filed July 13, 2007, Commission File No. 000-06920).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.